LAWRENCE HIGBY JOINS HERBALIFE BOARD

LOS ANGELES, March 16, 2009 – Herbalife Ltd. (NYSE: HLF), a global nutrition and direct-selling company, announced that Lawrence Higby has joined its board of directors.

“We’re very excited about Larry joining our board,” said Michael O. Johnson, chairman and CEO. “He brings a wealth of experience from business, government, and the boardroom, which will be of great benefit to me, our shareholders, distributors, and employees.”

Higby has served as vice chairman and advisor of Apria Healthcare Group Inc. since October 2008. He was part of its management team since 1997; as president and chief operating officer from 1997 to 2002, and then as chief executive officer from 2002 to 2008. He also served as a director from 2002 to 2008.

Prior to joining Apria, Higby served as president and chief operating officer of Unocal’s 76 Product Company and group vice president of Unocal Corporation from 1994 to 1997. Previously, he held various positions at Times Mirror Company, including executive vice president of the Los Angeles Times.

In 1986, he served as president and chief operating officer of Americas Pharmacy Inc., a division of Caremark Inc. From 1974 to 1985, he held executive management positions in sales and marketing at various divisions of PepsiCo including vice president of marketing for North America.

Higby is filling an existing vacancy on the board.

He is currently a board member of the Automobile Club of Southern California and eHealth, Inc. He also serves on the non-profit board of the Orange County Performing Arts Center and the South Coast Repertory Center. Higby holds a bachelor of science degree from University of California, Los Angeles.

About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.

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